Exhibit 1.78

18 August 2021 Second quarter results 2021 Kristoffer Loftesnes , Head of Business Controlling & Treasury Sigmund Toth, Interim Group CEO Michael Holm Johansen, Chairman of the Board

2 Q2: Best second quarter in Arcus’ history • Wine : Organic growth and strong margins • Spirits : Strong growth in external sales • Logistics : Continued high volume at high cost Operating Revenues 767 773 Q2 2020 2021 119.3 Q2 126.4 EBITDA (adj.) +3.5% OG 1 Amounts in NOK million +0.7% RG 1 Reported growth adjusted for currency translation effects and structural changes

3 Q2: Organic growth still impacted by Covid - 19, although seasonal sale partly shifted to Q1 due to earlier Easter this year Organic growth 1 overall and by reporting segment Percent Logistics Wine Arcus ASA Spirits 2 2.5% 3.5% 3.9% 5.6% 1 Reported growth adjusted for currency translation effects and structural changes 2 Reported growth adjusted for currency translation effects and structural changes calculated on external spirits sales only Q2 June YTD Wine Logistics Arcus ASA 3.5% 5.5% Spirits 2 5.9% 4.8%

4 Q2 Wine: Organic growth and strong margins 2.5% OG 1 17.0 13.4 Q2 Q2 84.1 66.6 497 495 Q2 2020 2021 Operating revenues EBITDA (adj.) EBITDA (adj.) margin (%) Amounts in NOK million 1 Reported growth adjusted for currency translation effects and structural changes • Sweden: Strong revenue increase despite lower volumes at Systembolaget, value shares slightly down • Norway: Slightly lower revenues due to decline in both market volumes and in Arcus’ shares, strong margins • Finland: Lower revenues as Arcus’ sales to Alko declined more than the already declining market, strong comparables during the start of the pandemic and lost producer in end of 2020 explain the decline

5 Q2 Spirits: Strong growth in external sales • Norway and Sweden: Strong revenue growth with positive market development despite the early Easter • Denmark: Lower revenues because important seasonal sale of aquavit shifted to Q1 this year, broader portfolio with significant growth in other categories reduced the gap • DFTR and HORECA: Still limited sale due to Covid - 19 travel restrictions and limited offers at restaurants 5.6% OG 2 Q2 10.8 12.9 Q2 30.5 25.0 Operating revenues 1 EBITDA (adj.) EBITDA (adj.) margin (%) Amounts in NOK million 1 Operating revenues includes both external spirits sales and other revenue (internal and external bottling) 2 Reported growth adjusted for currency translation effects and structural changes calculated on external spirits sales only 237 231 Q2 2020 2021

6 Q2 Logistics: Continued high volume at high cost • Distributed volume in Q2 was 16.3 million liters, a decrease of 0.7 million liters from Q2 last year • Volumes to Vinmonopolet decreased by 5.3% • Lower EBITDA due to higher costs to handle volumes well above designed capacity, as well as more maintenance and repairs related to automation in the warehouse +3.9% OG 1 Operating revenues EBITDA (adj.) EBITDA (adj.) margin (%) Amounts in NOK million 1 Reported growth adjusted for currency translation effects and structural changes Q2 5.4 0.5 Q2 0.4 4.9 91 94 Q2 2020 2021

7 Financial performance Kristoffer Loftesnes, Head of Business Controlling & Treasury

8 Increased operating revenues although negative FX - effects reduced the effect of organic growth Operating revenues Q2 - 20 3.5% Organic growth 1 - 2.8% FX + 0.0% Structural Changes Operating revenues Q2 - 21 767 773 +0.7% 1 Reported growth adjusted for currency translation effects and structural changes (such as acquisitions or divestitures) Q2 - 21 Operating revenue growth Percent; NOK million

9 Q2 Group P&L: Revenues and Adjusted EBITDA above last year Amounts in NOK million Profit and Loss This quarter Year - to - date 2021 2020 2021 2020 Operating revenues 772.5 767.2 1 441.3 1 378.3 EBITDA (adj.) 126.4 119.3 228.6 185.9 Depreciation. Amortization and Write - downs - 38.5 - 31.5 - 70.3 - 62.9 EBIT (adj.) 87.9 87.8 158.3 123.0 Other income and expenses - 10.2 - 18.3 - 31.9 - 18.2 EBIT 77.7 69.5 126.4 104.9 Net financials and other - 24.8 - 15.8 - 46.8 3.1 Pre - tax profit 52.9 53.7 79.7 108.0 Tax - 17.1 - 17.2 - 26.5 - 25.8 Profit/loss for the year 35.8 36.5 53.1 82.1 EPS (NOK) 0.52 0.52 0.76 1.19

Weaker EUR vs SEK and NOK give net positive effect on EBITDA for the quarter, current rates indicate negative full year effects on revenues and positive on EBITDA



Currency rate effects¹ (Q2 2021 actuals vs. Q2 2020 actuals)
Revenues (MNOK)
EBITDA (MNOK)
NOK / EUR²
-8,6%
11.05
10.09
-3.9
-3.9
4.8
-0.5
SEK / EUR
-4,9%
10.66
10.14
N/A
6.8
N/A
NOK / SEK
-3,9%
1.04
1.00
-9.6
-1.9
-1.1
-0.8
Q2-20
Q2-21
Wine
Spirits
Wine
Spirits



Currency rate effects¹ (2021F currency rate³ vs. 2020 actuals)
Revenues (MNOK)
EBITDA (MNOK)
-3,8%
10.74
10.33
-6.9
-10.6
8.3
-1.0
-3,1%
10.49
10.16
N/A
16
N/A
-0,7%
1.02
1.02
-6.4
-1.0
-0,7
-0,7
2020A
2021A
Wine
Spirits
Wine
Spirits

1) Effects are estimates and will vary based on actual business levels. Effects include both translation and transaction effects. Other important currency pairs (not shown) include (N)SEK / USD (Revenues & COGS) and (N)SEK/ GBP (COGS on traded goods/agency products). On the Wine business. the general pricing strategy is to off-set adverse foreign exchange movements through increased prices. though this adjustment might take time. Here effects are shown before any corrective pricing. 2) NOK / EUR includes costs and revenues in DKK as DKK moves within narrow band to the EUR. 3) 2021F currency rate is estimated as weighted average of accumulated YTD average rate and current rate as of Aug 8th 2021

10

11 Cash flow below Q2 2020 due to significant decline in working capital last year when Vinmonopolet temporarily reduced their own credit terms Q2 - 21 Cash Flow from Operations Amounts in NOK million 126 34 518 - 9 Taxes - 9 Cash Flow from operations Q2 - 20 FX translation effect cash balances Cash Flow from operations Q2 - 21 EBITDA (adj.) 4 - 78 Change in working capital 1 Other 2 1 Adjusted for - 3.7 MNOK net FX translation effect on working capital 2 Other; mainly explained by “other income and expenses” excluded in EBITDA (adj.) Cash Flow last year was boosted by significant reduction in net working capital as accounts payables, alcohol tax and VAT were fueled by the significant sales growth, but without the corresponding higher receivables because Vinmonopolet temporarily (until 30 June) reduced their own credit terms due to COVID - 19.

12 Gearing well below target at the end of Q2 Net Interest Bearing Debt (NIBD) / R12M Adjusted EBITDA by quarter (Excluding IFRS16 effects) 0.7 1.3 1.0 1.1 1.5 Target < 2.5x 2020 Q4 2020 Q2 2021 Q1 2020 Q3 2021 Q2

13 Michael Holm Johansen Chairma n of the Board

14 Anora: Completion of the merger is planned for Sep 1st 2021 • Brand divestment agreement reached with Galatea • All regulatory approvals received allowing for the completion of the Merger • Internal planning of the Merger integration has proceeded well • Completion of the Merger is now expected to occur on 1 September 2021 • New EMT announced (details on next page)

Executive Management Team at Anora Group

Pekka Tennilä

Current position
CEO, Altia



CEO

Previously served as Chief Executive Officer, Baltics at Carlsberg Group and in other managerial positions at Carlsberg Group

Sigmund Toth

Current position
CFO and interim CEO, Arcus



CFO

Previously worked at McKinsey & Company and held several positions in Finance & Accounting at Procter & Gamble

Janne Halttunen

Current position
SVP, Scandinavia, Altia



Planning combination of wine business

International career in the beverage and tobacco business; joined Altia in 2009, leading Altia's wine business in several roles

Henrik Bodekær Thomsen

Current position
Interim Managing Director, Arcus Spirits



Planning combination of spirits business in monopoly markets

Long career in the international beverage business with Carlsberg; joined Arcus in 2018

Kirsi Puntila

Current position
SVP, Marketing, Altia



Planning combination of open markets (international)

Previously worked with global brands at Pernod-Ricard; joined Altia in 2014 and has lead core spirit brands and innovation across all markets

Kirsi Lehtola

Current position
SVP, HR, Altia



Merger on the HR side

Strong HR expertise from global paper and pulp business; joined Altia in 2016

Hannu Tuominen

Current position
SVP, Altia Industrial



Planning combination of industrial businesses and supply chain

Previously served as Production Director and Division Director at Vaisala Corporation and in managerial positions at Fiskars Oyj; has led Altia's supply chain since 2008

15

16 Q&A Financial calendar, 2021 New dates to be communicated after the merger

Condensed statement of income

Arcus

MNOK		Second quarter		Year to date		Full Year
	Note	2021	2020	2021	2020	2020
Sales	2,9	761.8	759.0	1 421.2	1 354.1	3 156.4
Other revenue	2	10.7	8.1	20.0	24.2	47.3
Total operating revenue	2,9	**772.5**	**767.2**	**1 441.3**	**1 378.3**	**3 203.7**
Cost of goods		-433.1	-450.4	-796.1	-800.0	-1 815.7
Gross Profit		**339.4**	**316.8**	**645.2**	**578.3**	**1 388.0**
Gain on sale of fixed assets		0.2	0.0	0.5	0.1	0.9
Salaries and personnel cost		-126.4	-122.5	-253.5	-241.0	-521.6
Advertising & Promotion expenses (A&P)		-32.8	-23.3	-54.0	-43.6	-111.1
Other operating expenses		-52.9	-48.5	-108.8	-105.8	-215.7
Share of profit from AC[1] and JCE[2]		-1.1	-3.4	-1.0	-2.1	2.9
Other income and expenses	3	-10.2	-18.3	-31.9	-18.2	-98.0
EBITDA		**116.2**	**101.0**	**196.7**	**167.7**	**445.5**
Depreciation	5,6	-29.6	-28.8	-59.3	-57.5	-115.3
Amortisations	5,6	-2.1	-2.7	-4.2	-5.4	-8.4
Impairment		-6.8	-	-6.8	-	0.0
Operating profit (EBIT)		**77.7**	**69.5**	**126.4**	**104.9**	**321.8**
Financial income	12	7.4	25.6	14.7	100.2	114.8
Financial expenses	7,10,12	-32.2	-41.4	-61.5	-97.1	-162.3
Pre-tax profit		**52.9**	**53.7**	**79.7**	**108.0**	**274.3**
Tax		-17.1	-17.2	-26.5	-25.8	-74.4
Profit/loss for the year		**35.8**	**36.5**	**53.1**	**82.1**	**199.9**
Profit/loss for the year attributable to parent company shareholders		35.1	35.5	51.7	81.0	196.8
Profit/loss for the year attributable to non-controlling interests		0.8	0.9	1.4	1.1	3.1
Earnings per share, continued operations		0.52	0.52	0.76	1.19	2.89
Diluted earnings per share, continued operations		0.52	0.49	0.76	1.12	2.80

[1]Associated Companies, [2]Jointly Controlled Entities

17

Condensed statement of financial position

MNOK		Second quarter		Full Year
	Note	30.06.2021	30.06.2020	31.12.2020
Intangible assets	6	1 913.8	2 023.6	1 984.5
Tangible assets	5	1 345.1	1 402.1	1 391.9
Deferred tax asset		32.9	72.1	49.0
Financial assets		67.9	69.0	71.2
Total fixed assets		**3 359.6**	**3 566.8**	**3 496.7**
Inventories		590.6	583.0	559.7
Accounts receivables and other receivables		1 483.5	1 186.4	1 730.9
Assets held for sale	13	33.6	0.0	0.0
Cash and cash equivalents		166.1	675.1	481.6
Total current assets		**2 273.7**	**2 444.5**	**2 772.3**
Total assets		**5 633.4**	**6 011.3**	**6 269.0**
Paid-in equity		772.1	772.1	772.1
Retained earnings		919.3	964.7	1 024.3
Non-controlling interests		6.8	4.6	6.7
Total equity		**1 698.2**	**1 741.4**	**1 803.1**
Non-current liabilities to financial institutions	8	751.2	775.5	777.6
Non-current liabilities at fair value through profit or loss	7,10	11.7	59.8	6.5
Non-current lease liabilities	8	1 161.8	1 203.4	1 200.5
Pension obligations		17.9	18.8	19.7
Deferred tax liability		109.4	117.2	112.7
Other non-current liabilities		0.1	0.9	0.2
Total non-current liabilities		**2 052.2**	**2 175.7**	**2 117.1**
Current liabilities at fair value through profit or loss	7,10	0.0	0.0	70.7
Current finance lease liabilities	8	76.0	71.9	75.7
Tax payable		4.9	6.6	6.9
Dividend payable		0.0	112.9	0.0
Accounts payable and other payables		1 802.0	1 902.8	2 195.5
Total current liabilities		**1 882.9**	**2 094.2**	**2 348.8**
Total equity and liabilities		**5 633.4**	**6 011.3**	**6 269.0**

18

19 Historic quarterly distribution of top - /bottom - line last five years 2016 - 2020 average Average 2016 – 2020 Arcus ASA. rounded numbers 20% Q1 Q3 Q2 Q4 9% 25% 21% 24% 26% 31% 44% Operating revenues Adj. EBITDA

20 Important information T he securities referred to in this document in relation to the merger have not been, and will not be, registered under the Uni ted States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as suc h term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This document does no t constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia sh are s made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U .S. Securities Act provided by Rule 802 thereunder. Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connec tio n with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non - U.S. country, wh ich are different from those of the United States. The financial information included or referred to in this document has been prepar ed in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. com pan ies or applicable in the United States. It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. fed era l or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non - U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’ s j udgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non - U.S. court for v iolations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it ma y b e difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substant ial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws. Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the merger, s uch as in open market or privately negotiated purchases, at any time during the pendency of the merger under the Merger Plan.

21